Exhibit 10.32

AMENDMENT NO 1. TO DELAWARE CITY WEST LADDER RACK TERMINALING SERVICES AGREEMENT
This Amendment No. 1 to Delaware City West Ladder Rack Terminaling Services Agreement (this “Amendment”) is made and entered into as of December 28, 2017, by and between PBF Holding Company LLC, a Delaware limited liability company (the “Company”), and Delaware City Terminaling Company LLC, a Delaware limited liability company as successor to Delaware City Terminaling Company II LLC (the “Operator”) (each referred to individually as a “Party” or collectively as the “Parties”).
WHEREAS, the Company and the Operator entered into that certain Delaware City West Ladder Rack Terminaling Services Agreement which commenced as of October 1, 2014 (the “Agreement”);
WHEREAS, the Parties desire to amend the Agreement as set forth herein; and
NOW, THEREFORE, in consideration of the premises and the respective promises, conditions, terms and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties do hereby agree as follows:
Section 1. Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.
Section 2. Amendments.

(a)	Effective for 2017 and all subsequent Contract Years, Section 3.7 of the Agreement is deleted in its entirety and replaced with the following:
“Section 3.7    Shortfall Payments. If, during any Contract Year, the Company throughputs aggregate volumes less than the Minimum Throughput Commitment, as adjusted pursuant to Section 6.2, for such Contract Year (a “Shortfall”), then (in addition to Terminaling Service Fee) the Company shall pay the Operator an amount (a “Shortfall Payment”) equal to the Terminaling Service Fee multiplied by the difference between (a) the Minimum Throughput Commitment and (b) the volume of Products actually delivered to the Terminal by the Company during the applicable Contract Year. Notwithstanding the foregoing, on a quarterly basis if the amount of revenue recognized under U.S. Generally Accepted Accounting Principles does not otherwise agree to the amount of revenue billed for such Contract Quarter, the Company shall prepay (a “Provisional Shortfall Payment”) an amount equal to the Terminaling Service Fee multiplied by the difference between (x) the Minimum Throughput Commitment and (y) the volume of Products actually delivered to the Terminal by the Company during such Contract Quarter. The Parties acknowledge and agree that Company shall be credited with all Provisional Shortfall Payments made during a Contract Year for purposes of determining whether there is a Shortfall Payment due for the Contract Year and shall be entitled to a refund of any amounts paid in excess of the Shortfall Payment. With respect to Contract Year 2017, the Parties acknowledge and agree that Company shall be credited with all Shortfall Payments made prior to the date of this Amendment for purposes of determining whether there is a Shortfall for such Contract Year. The Parties acknowledge and agree that there shall be no carry-over of deficiency volumes with respect to the Minimum Throughput Commitment and the payment by the Company of the Shortfall Payment shall relieve the Company of any obligation to meet such Minimum Throughput Commitment for the relevant Contract Year.”

(b)	Effective as of the date of this Amendment, Section 3.8 of the Agreement is deleted in its entirety and replaced with the following:
“Section 3.8. Invoices. The Operator shall invoice the Company monthly (or, in the case of a Provisional Shortfall Payment, quarterly or a Shortfall Payment, annually) for all fees and payments under this Agreement. The Company will make payments to the Operator on a monthly (or, in the case of a Provisional Shortfall Payment, quarterly or a Shortfall Payment, annually) basis during the Term with respect to amounts due to the Operator under this Agreement in the prior month (or, in the case of a Provisional Shortfall Payment, Contract Quarter or a Shortfall Payment, Contract Year) ten (10) days after its receipt of such invoice. Any past due payments owed to the Operator hereunder shall accrue interest, payable on demand, at the Prime Rate plus 400 basis points from the due date of the payment through the actual date of payment. Payment of any fee, Provisional Shortfall Payment or Shortfall Payment pursuant to this Section 3.8 shall be made by wire transfer of immediately available funds to an account designated in writing by the Operator. If any such fee shall be due and payable on a day that is not a Business Day, such payment shall be due and payable on the next succeeding Business Day.”
Section 3. Choice of Law. This Amendment shall be subject to and governed by the laws of the State of Delaware, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. Subject to Article 26 of the Agreement, the Parties agree to the venue and jurisdiction of the federal or state courts located in the State of Delaware for the adjudication of all disputes arising out of this Amendment.
Section 4. Entire Agreement. This Amendment, the Agreement, the Operation and Management Services and Secondment Agreement and the Omnibus Agreement together constitute the entire agreement among the Parties pertaining to the subject matter hereof and supersede all prior agreements and understandings of the Parties in connection therewith. No promise, representation or inducement has been made by any of the Parties concerning the subject matter of this Agreement and none of the Parties shall be bound by or liable for any alleged representation, promise or inducement not so set forth. Except as amended hereby, the terms of the Agreement remain in full force and effect.
Section 5. Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or portable document format (pdf)) for the convenience of the Parties hereto, each of which counterparts will be deemed an original, but all of which counterparts together will constitute one and the same agreement.
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IN WITNESS WHEREOF, the Parties have duly executed this Agreement on the date first set forth above.
COMPANY:

PBF HOLDING COMPANY LLC
By:     /s/ Thomas O’Connor
Name: Thomas O’Connor
Title:    Senior Vice President, Commercial

OPERATOR:

DELAWARE CITY TERMINALING COMPANY LLC

By:     /s/ Matt Lucey
Name: Matthew Lucey
Title:    Executive Vice President